Filed pursuant to Rule 433
CUSIP: 48245ACH2	Registration No. 333-181385
ISIN: US48245ACH23	(Relating to Prospectus Supplement dated August 9, 2012
and Prospectus dated August 9, 2012)

KFW US MTN

FINAL TERM SHEET

Dated AUGUST 21, 2013

Issuer: KfW	Title of Securities: USD 250,000,000 Federal Funds Rate Linked Notes due September 22, 2014 (the “Notes”)

Aggregate Principal Amount: USD 250,000,000	Maturity Date: September 22, 2014

Original Issue Date: August 28, 2013	Initial Interest Rate: N/A

Interest Commencement Date: August 28, 2013	First Interest Payment Date: September 22, 2013

Final Redemption Price: 100%

Indexed Notes:

Details: N/A

Type of Floating Rate Note:

☒	Regular Floating Rate

☐	Floating Rate/Fixed Rate

Fixed Rate Commencement Date:

☐	Fixed Rate/Floating Rate

Fixed Interest Rate:

Floating Rate Commencement Date:

☐	Inverse Floating Rate

☐	Other:

Interest Rate Basis/Bases:

☐	CD Rate

☐	CMT Rate:

☐	CMT (T7051 Page)

☐	CMT (T7052 Page)

☐	Commercial Paper Rate

☒	Federal Funds Rate: Weighted Average of the Federal Funds Rate plus Spread as described below

☐	LIBOR

LIBOR Currency (if not U.S. dollars):

LIBOR Reuters Screen Page (if not U.S. dollars):

☐	Prime Rate

☐	Treasury Rate:

☐	Other

Where:

“Weighted Average” shall mean D1/D2.

“D1” shall mean the sum of the Relevant Rate for each calendar day in the relevant Interest Period, provided that, (a) for each calendar day in an Interest Period that is a Saturday, Sunday or a day which is not a Business Day, the Relevant Rate will be the Relevant Rate in effect on the immediately preceding Business Day, and (b) the Relevant Rate for each calendar day falling after the Interest Rate Cut-Off Date as set forth below up to but excluding the end of the same Interest Period will be the Relevant Rate in effect on the Interest Rate Cut-Off Date.

“D2” shall mean the number of calendar days in the Interest Period.

“Relevant Rate” shall mean the Federal Funds Rate “Federal Funds Rate” shall mean:

(1)	The rate with respect to the particular Interest Determination Date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal funds (effective)” and displayed on Bloomberg (or any successor service) on page FEDL01 (or any other page as may replace the specified page on that service) (““FEDL01 Page”); or

(2)	if the rate referred to in clause (1) above does not so appear on the FEDL01 Page or is not so published by 5:00 P.M., New York City time, on the related Interest Calculation Date, the rate with respect to the particular Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal funds (effective);” or

(3)	if the rate referred to in clause (2) above is not so published by 5:00 P.M., New York City time, on the related Interest Calculation Date, the rate with respect to the particular Interest Determination Date, the rate for the first preceding day for which such rate is set forth in H.15(519) opposite the caption “Federal funds (effective),” as such rate is displayed on FEDL01 Page.

“Interest Period” shall mean the period from and including each Interest Payment Date (or the Interest Commencement Date, in the case of the first Interest Period) to but excluding the immediately following Interest Payment Date (or the Maturity Date, in the case of the final Interest Payment Date).

“Interest Rate Cut-Off Date” shall mean the fifth Business Day immediately preceding the applicable Interest Payment Date.

The interest rate applicable to and the amount of Interest payable on each Interest Payment Date will be determined and calculated in respect of the Interest Period ending on such Interest Payment Date.

Spread: 0.07% per annum	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: 0%
Index Maturity: N/A

Interest Reset Period:

☒ daily	☐ weekly	☐ monthly
☐ quarterly	☐ semi-annually	☐ annually

Interest Reset Date(s): as provided in §3(B) of the Conditions (unless otherwise specified): Each calendar day.

Interest Determination Date(s): as provided in §3(C) of the Conditions (unless otherwise specified): One Business Day immediately preceding each Interest Reset Date.

Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions (unless otherwise specified): The fifth Business Day immediately preceding the applicable Interest Payment Date.

Calculation Agent:

☐	Deutsche Bank Trust Company Americas

☒	Other: BNP Paribas

Interest Payment Date(s): unless otherwise specified, the 22 of the following (subject to §3(E) in the Conditions)

☐	Each of the 12 calendar months in each year

☒	Each March, June, September and December in each year:

☐	Each of the following two calendar months in each year:

☐	The following calendar month in each year:

Redemption:     ☐   Yes            ☒     No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):

Minimum Redemption Notice Period:

Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):

Repayment:     ☐   Yes            ☒     No

Repayment Date(s):

Minimum Repayment Notice Period:

Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):

Specified Currency: U.S. dollars for all payments unless otherwise specified below:

Payments of principal and any premium:

Payments of interest:

Authorized Denomination: USD 50,000

Exchange Rate Agent:

Original Issue Discount Note (“OID”):     ☐   Yes            ☒   No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Day Count Fraction:

☒	Act/360 (as provided in §3(F)(3)(a) of the Conditions)

☐	Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions

Business Day Convention (for Interest Payment Dates other than the Maturity Date):

As provided in §3(E) of the Conditions (unless otherwise specified:             ):

☐	Following Business Day Convention, adjustment of Interest

☒	Modified Following Business Day Convention, adjustment of Interest

Other Terms of Notes:

Other:

(1)	United States Tax Considerations

Please see the discussion under the heading “United States Taxation—United States Holders” in the accompanying prospectus (as supplemented by the Form 18 K/A filed on August 15, 2013) and the discussion under the heading “Additional Information on United States Taxation” in the accompanying prospectus supplement for a summary of the material U.S. federal income tax consequences of owning the Notes.

(2)	Delivery and Settlement

We expect that delivery of the Notes will be made against payment therefor on or about the closing date, which will be on the fifth business day following the date of pricing (“T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or succeeding business days will be required, by virtue of the fact that the Notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Dealers: BNP Paribas

Price to Public: 100%, plus accrued interest, if any, from August 28, 2013

Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-800-854-5674.

Prospectus Supplement and Prospectus

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